UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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PACIRA BIOSCIENCES, INC.

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On May 27, 2026, Pacira BioSciences, Inc. issued the following press release in connection with its 2026 Annual Meeting of Stockholders:

Pacira BioSciences Mails Letter to Stockholders Reiterating Confidence in the Company’s Strategic Direction and Highly Qualified Nominees

Clarifies DOMA’s Inaccuracies and the Reality of Pacira’ Efforts to Strengthen its Market Position

Urges Stockholders to Vote “FOR” the Election of Pacira’s Highly Qualified Nominees on the BLUE Proxy Card Today

BRISBANE, Calif., May 27, 2026 — Pacira BioSciences, Inc. (Nasdaq: PCRX) (the “Company” or “Pacira”), the industry leader in its commitment to deliver innovative, non-opioid pain therapies to transform the lives of patients, today issued the following communication with important facts stockholders should know to help protect their Pacira investment.

The complete text of the letter mailed to stockholders is as follows:

May 27, 2026

Dear Pacira Stockholders,

As we approach our 2026 Annual Meeting of Stockholders (the “Annual Meeting”) on June 9, 2026, you face an important decision regarding your investment in Pacira.

As we’ve communicated with you, one of our stockholders, DOMA Perpetual Capital Management LLC (“DOMA Perpetual” or “DOMA”)1 has continued to pursue a distracting and misinformed proxy contest to replace Pacira’s highly qualified board nominees - Christopher Christie, Samit Hirawat, MD and Thomas Wiggans - with its own candidates, Christopher Dennis, Oliver Benton Curtis III and Eric de Armas.

Pacira today is a markedly different company from a few years ago, and our progress speaks for itself despite DOMA’s attempts to diminish it by deliberately distorting the facts.

In 2024, we strengthened our executive leadership team with the appointment of Frank D. Lee as CEO. Since then, the board and management team have worked to stabilize the business, build a credible long-term plan and rally the organization around our 5x30 strategy, designed to grow our existing commercial business and build a more balanced product portfolio by 2030.

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1) DOMA Perpetual Capital Management LLC is affiliated with certain other persons and entities identified in DOMA Perpetual’s definitive proxy solicitation materials dated May 12, 2026.

Last year was an important, transformational year in the execution of this strategy, which resulted in meaningful progress across our business, renewed momentum and strategic clarity.

We urge you to protect your investment today and support Pacira’s continued positive momentum by voting the BLUE proxy card “FOR” each of Pacira’s three highly qualified board nominees.

PACIRA’S POSITIVE PERFORMANCE

Pacira’s renewed momentum and strategic clarity over the last 16 months is driven by the launch and execution of our 5x30 strategy for stockholder value creation. In fact, we have definitive results that show we are making significant progress to deliver sustainable value:

1)Since the launch of our 5x30 strategy, our stock is up over 31%.2
2)Pacira was profitable in 2025 and delivered strong performance including:
•Record total revenues of $726.4 million;
•GAAP net income of $7.0 million or $0.16 per basic and diluted share;
•Non-GAAP net income of $122.3 million or $2.74 per basic share and $2.65 per diluted share;3
•Record GAAP Gross Margins of 79.4%; and
•Record Non-GAAP Gross Margins of 81.2%.4
3)Our 5x30 strategy is working:
•Our products treated over 2.5 million patients in 2025, reinforcing our trajectory toward helping 3 million patients annually by 2030.
•EXPAREL achieved year-over-year volume growth of 6.2% in 2025, up from 3.6% in 2024, marking progress toward our goal of double-digit compounded annual topline growth. Of note, EXPAREL volume growth achieved a meaningful lift in the second half of 2025 with volume growth of 8% over the prior year period, nearly double that of the first half of the year. Furthermore, starting in the second half of this year, we expect volume growth and sales growth to converge.
•We advanced two promising Phase 2 clinical programs – PCRX-201, our novel locally administered gene therapy for osteoarthritis (OA), and our recently in-licensed asset PCRX-2002, a complementary, long-acting, ropivacaine-based local analgesic for postsurgical pain. These programs place us on course for our goal of five novel programs by 2030, and each has the potential to deliver topline accretion as we move beyond 2030.
•We expanded our commercial reach both inside and outside the U.S. by signing strategic collaborations with Johnson & Johnson MedTech and LG Chem, advancing us toward our goal of five partnerships by 2030. Through these collaborations we have already tripled our U.S. commercial reach to physicians with a leading industry partner, and we see a significant addressable market with approximately 15 million people in the U.S. affected by knee OA.
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2) One day prior to announcement on January 10, 2025. As of closing stock price on May 26, 2026.
3) Non-GAAP Net Income and Non-GAAP Net Income Per Common Share are non-GAAP financial measures. See “Non-GAAP Financial Information” for the definitions of Non-GAAP Net Income and Non-GAAP Net Income Per Common Share and reconciliations to the applicable most directly comparable GAAP measure.
4) Non-GAAP Gross Margin is a non-GAAP financial measure. See “Non-GAAP Financial Information” for the definition of Non-GAAP Gross Margin and a reconciliation to the most directly comparable GAAP measure.

We are focused on realizing value across all our products and bringing new sources of revenue online. We have made meaningful progress diversifying our portfolio beyond the U.S. EXPAREL franchise and are particularly encouraged by the achievements being made with two of our other products, ZILRETTA and iovera°. The below highlights our best-in-class commercial portfolio that is now demonstrating reinvigorated growth with multiple expected drivers of near- and long-term growth.

Figure 15
.
Beyond our existing commercial base, we continue to invest in our pipeline, to ensure the Company is positioned to drive growth beyond 2030. Based on our disciplined investments in Research and Development, we expect three key data readouts at the end of this year that have the potential for stockholder value creation.
Figure 25
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5) https://investor.pacira.com/static-files/234c8e60-9815-4c05-971b-199d64b572c4

In short, we believe we entered 2026 in the strongest position in our history and we are confident that we are on the right path forward. We believe we have substantial upside potential supported by our strong fundamentals and sustained growth trajectory.

PACIRA REACHED A FARSIGHTED EXPAREL SETTLEMENT, DELIVERING A POSITIVE OUTCOME FOR STOCKHOLDERS AND REINFORCING VALIDITY OF INTELLECTUAL PROPERTY STRATEGY

Pacira reached a favorable EXPAREL settlement in 2025, which we believe was a strategic win for stockholders as it gives Pacira full exclusivity into 2030 and a gradual, capped transition through 2039. That's a clear runway to execute our diversification strategy without the rapid decline and disruption normally seen with generic entry.

But don’t just take our word for it. Commentors have relayed the same sentiment.6

•“The settlement is a win for PCRX and the EXPAREL franchise, bringing needed clarity and 5-yrs of protection to potentially realize the benefits of internal drivers such as GPO contracting and NOPAIN across the surgical segments; importantly, the settlement allows the company to focus squarely on hitting their 5x30 objectives, which we believe could ultimately yield long-term pipeline growth drivers for revenues 2030+.” – RBC Capital Markets April 7, 2025

•“We think this is clearly a positive development for PCRX, and the terms are between our base and good case scenarios for the company.” – J.P. Morgan April 7, 2025

•“Pacira announced that settlement with Fresenius Kabi (FRE:GR;not rated) and the would-be Gx EXPAREL Chinese manufacturer Jiangsu Hengrui (600276:CH; not rated), and the deal looks as favorable for Pacira as anyone could have reasonably hoped for, and in our view representing profound upside to the current valuation.” – H.C. Wainwright & CO. April 8, 2025

•“We think the outcome is largely neutral to slightly favorable to Pacira but ultimately gives investors the certainty they've been looking for.” – Truist Securities April 7, 2025

Pacira stockholders should understand that the potential for additional generic competition is a common dynamic with successful products like EXPAREL. However, we have been proactive in an attempt to prevent future litigation attempts, including expanding EXPAREL’s patent estate to 21 “Orange-Book” listed patents across two families, which provide exclusivity through the mid-2040s, a significant evolution from the single patent, U.S. Patent No. 11,033,495 (the ‘495 patent), which was previously the subject of patent infringement litigation in the United States District Court for the District of New Jersey. Following the New Jersey Court’s decision, we secured a favorable reexamination of the ’495 patent from the U.S. Patent and Trademark Office. Importantly, during this process we believe we addressed any weakness in this patent through amended claims that added volume limitations and resolved other issues noted in the New Jersey Court’s opinion. The ‘495 patent was reissued, and the Company believes it is now the strongest in this family of patents.

____________
6) Permission to use quotes neither sought nor obtained.

DOMA’s claims about our intellectual property strategy demonstrate a fundamental lack of understanding of our business, and we remain steadfast in our belief that the EXPAREL franchise is strong and well protected from multiple directions.

PACIRA’S BOARD IS FIT FOR PURPOSE AND WORKING TO SERVE YOU, OUR VALUED STOCKHOLDERS

We want to be clear - the quality and composition of our board is a top priority.

Pacira’s recently refreshed and highly qualified board has played an essential role in overseeing the execution of our strategic priorities as well as the overall strategic direction of the Company. Furthermore, our directors have a longstanding track record of stockholder engagement.

Following the 2025 Annual Meeting of Stockholders, Pacira’s board took the following actions, further demonstrating our commitment to stockholder engagement7:

•Contacted 41 stockholders, representing 97.4% of shares outstanding; and
•Engaged 11 stockholders, where 8 out of the 11 meetings were led by independent directors, representing 56.7% of shares outstanding.

In addition, our board takes its responsibility to all stockholders incredibly seriously, and has consistently shown its responsiveness to stockholder feedback, for example we:

•Appointed five independent directors since 2023 (and nominated a sixth for election at the Annual Meeting) to bring fresh perspectives and directly address stockholder preferences;
•Separated board Chair and CEO roles in January 2024 to instill greater accountability;
•Encouraged a board member to resign from an outside board to address stockholder concerns regarding overboarding;
•Amended our bylaws to reflect the adoption of a majority voting standard for uncontested director elections, with a plurality voting standard for contested elections; and
•Evolved our executive compensation program, including introducing performance share units for 2026, refining our peer group alignment, enhancing proxy statement disclosure and reinforcing a disciplined approach to one-time awards in the context of executive compensation.

As it relates to DOMA, members of your board and executive leadership team have also met with DOMA 17 times since September 2023 and interviewed DOMA nominees Oliver Benton Curtis III and Christopher Dennis. Importantly, Eric de Armas did not provide his availability for an interview, despite Pacira’s multiple good faith requests.

Following these nominee interviews and our established vetting processes, Pacira’s board determined that none of DOMA’s nominees possess the knowledge and experience necessary to be value additive to Pacira’s board.

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7) Share ownership figures based on 13F filings and 44.9 million shares of common stock outstanding as of June 30, 2025.

We urge you to support Pacira’s continued positive momentum. Vote the BLUE proxy card today “FOR” each of Pacira’s three highly qualified board nominees - Christopher Christie, Samit Hirawat, MD and Thomas Wiggans - and DISREGARD any white proxy card you may receive from DOMA.

If you have questions or require assistance with voting your shares, please contact Pacira’s proxy solicitor:

D.F. King & Co., Inc. at +1 (800) 714-3310 (toll-free from the U.S. and Canada) or +1 (646) 981-1286 (banks and brokers) or email PCRX@dfking.com.

Thank you for your continued support of Pacira. Sincerely,

The Pacira Board of Directors

Advisors

Goldman Sachs & Co. LLC is acting as financial advisor and Perkins Coie LLP is acting as legal counsel to Pacira.

About Pacira

Pacira delivers innovative, non-opioid pain therapies to transform the lives of patients. Pacira has three commercial-stage non-opioid treatments: EXPAREL® (bupivacaine liposome injectable suspension), a long-acting local analgesic currently approved for infiltration, fascial plane block, and as an interscalene brachial plexus nerve block, an adductor canal nerve block, and a sciatic nerve block in the popliteal fossa for postsurgical pain management; ZILRETTA® (triamcinolone acetonide extended-release injectable suspension), an extended-release, intra-articular injection indicated for the management of osteoarthritis knee pain; and iovera®°, a novel, handheld device for delivering immediate, long-acting, drug-free pain control using precise, controlled doses of cold temperature to a targeted nerve. The company is also advancing a pipeline of clinical-stage assets for musculoskeletal pain and adjacencies, its most advanced product candidate, PCRX-201 (enekinragene inzadenovec), a novel locally administered gene therapy, is in Phase 2 clinical development for osteoarthritis of the knee. To learn more about Pacira, visit www.pacira.com.

Forward-Looking Statements

Any statements in this document about Pacira’s future expectations, plans, trends, outlook, projections and prospects, and other statements containing the words “believes,” “anticipates,” “plans,” “estimates,” “expects,” “intends,” “may,” “will,” “would,” “could,” “can” and similar expressions, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, including, without limitation, statements related to: the 2026 Annual Meeting of Stockholders; Pacira’s board of directors and the contributions of new directors and director nominees; ‘5x30’, our growth and business strategy, our future outlook, the strength and efficacy of our intellectual property protection and patent terms, our future growth potential and future financial and operating results and trends, our plans, objectives, expectations (financial or otherwise) and intentions, including our plans with respect to the repayment of our indebtedness, anticipated product portfolio and product development programs, strategic alliances, plans with respect to the Non-Opioids Prevent Addiction in the Nation (“NOPAIN”) Act and any other statements that are not historical facts. For this purpose, any statement that is not a statement of historical fact should be considered a forward-looking statement. We cannot assure you that our estimates, assumptions and expectations will prove to have been correct. Actual results may differ materially from these indicated by such forward-looking statements as a result of various important factors, including risks relating to, among others: risks associated with acquisitions, such as the risk that the acquired businesses and/or assets will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; our manufacturing and supply chain, global and United States economic conditions (including tariffs, inflation and rising interest rates), and our business, including our revenues, financial condition, cash flows and results of operations; the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL, ZILRETTA and iovera°; the rate and degree of market acceptance of EXPAREL, ZILRETTA and iovera°; the size and growth of the potential markets for EXPAREL, ZILRETTA and iovera° and our ability to serve those markets; our plans to expand the use of EXPAREL, ZILRETTA and iovera° to additional indications and opportunities, and the timing and success of any related clinical trials for EXPAREL, ZILRETTA, iovera° and any of our other product candidates, including but not limited to PCRX-201 (enekinragene inzadenovec) and PCRX-2002; the commercial success of EXPAREL, ZILRETTA and iovera°; the related timing and success of United States Food and Drug Administration supplemental New Drug Applications and premarket notification 510(k)s; the related timing and success of European Medicines Agency Marketing Authorization Applications; our plans to evaluate, develop and pursue additional product candidates utilizing our proprietary high-capacity adenovirus (“HCAd”) vector platform; the approval of the commercialization of our products in other jurisdictions (by either us or our partners); clinical trials in support of an existing or potential HCAd-based product candidate; our commercialization and marketing capabilities; our ability to successfully complete capital projects; the outcome of any litigation; the recoverability of our deferred tax assets; assumptions associated with contingent consideration payments; assumptions used for estimated future cash flows associated with determining the fair value of the company; the anticipated funding or benefits of our share repurchase program; and factors discussed in the “Risk Factors” of Pacira’s most recent Annual Report on Form 10-K and in other filings that it periodically makes with the U.S. Securities and Exchange Commission (the “SEC”). In addition, the forward-looking statements included in this document represent Pacira’s views as of the date of this document. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements, and as such Pacira anticipates that subsequent events and developments will cause its views to change. Except as required by applicable law, Pacira undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and readers should not rely on these forward-looking statements as representing Pacira’s views as of any date subsequent to the date of this document.

These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Pacira’s actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include the matters discussed and referenced in the “Risk Factors” of Pacira’s most recent Annual Report on Form 10-K and in other filings that Pacira periodically makes with the SEC.

Important Additional Information Regarding Proxy Solicitation

On April 28, 2026, Pacira filed a definitive proxy statement on Schedule 14A and BLUE proxy card with the SEC in connection with its solicitation of proxies for Pacira’s 2026 annual meeting of stockholders (the “2026 Proxy Statement,” and such meeting the “2026 Annual Meeting”). This document is not a substitute for the 2026 Proxy Statement or any other document that Pacira has filed or may file with the SEC in connection with any solicitation by Pacira. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF PACIRA ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING PACIRA’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. These documents, including the definitive 2026 Proxy Statement (and any amendments or supplements thereto) and other documents filed by Pacira with the SEC, are, or will be when filed, available for no charge on the SEC’s website at http://www.sec.gov and on Pacira’s investor relations website at https://investor.pacira.com.

Participants in the Solicitation

Pacira, its directors, director nominees, certain of its executive officers, and other employees may be deemed participants in the solicitation of proxies from stockholders in respect of the 2026 Annual Meeting. Information regarding the names of such persons and their respective interests in Pacira by security holdings or otherwise is set forth in the 2026 Proxy Statement. Please refer to the sections captioned “Director Compensation,” “Executive Compensation,” “Stock Ownership Information” and “Appendix D—Supplemental Information Regarding Participants in the Solicitation” in the 2026 Proxy Statement. To the extent holdings of Pacira’s directors, director nominees, and executive officers who may be deemed to be participants in the solicitation in Pacira’s securities have changed since the amounts described in the 2026 Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership of Securities on Form 3 or Statements of Changes in Beneficial Ownership of Securities on Form 4 filed with the SEC, as applicable.

Additional information can also be found in Pacira’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 26, 2026. Details concerning potential participants in the solicitation, including Pacira’s director nominees for election at the 2026 Annual Meeting, are also included in the 2026 Proxy Statement. These documents, including the 2026 Proxy Statement (and any amendments or supplements thereto) and other documents filed by Pacira with the SEC, are, or will be when filed, available for no charge on the SEC’s website at https://www.sec.gov and on Pacira’s investor relations website at https://investor.pacira.com.

Non-GAAP Financial Information

This document contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP) — Non-GAAP Gross Margin, Non-GAAP Net Income, Non-GAAP Net Income Per Common Share and Non-GAAP Weighted Average Diluted Common Shares Outstanding — because these non-GAAP financial measures exclude the impact of items that management believes affect comparability or underlying business trends.

These measures supplement Pacira’s financial results prepared in accordance with GAAP. Pacira management uses these measures to better analyze its financial results, estimate its future gross margin and to help make managerial decisions. In management’s opinion, these non-GAAP measures are useful to investors and other users of Pacira’s financial statements by providing greater transparency into the ongoing operating performance of Pacira and its future outlook. These measures should not be deemed to be an alternative to GAAP requirements. The non-GAAP measures presented here are also unlikely to be comparable with non-GAAP disclosures released by other companies. See the tables below for a reconciliation of GAAP to non-GAAP measures.

Reconciliation of U.S. GAAP Gross Margin to Non-GAAP Gross Margin (in thousands, except percentages) (unaudited)
2025
GAAP Total Revenues	$726,411
GAAP Gross Margin	$576,662
GAAP Gross Margin Percentage	79.4%
Adjustments to GAAP Gross Margin:
Stock-Based Compensation	$6,448
Decommissioning of Manufacturing Suite (1)	6,521
Non-GAAP Gross Margin	$589,631
Non-GAAP Gross Margin Percentage	81.2%
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(1) In July 2025, as a result of improving manufacturing efficiencies for EXPAREL, we announced the decommissioning of our 45-liter EXPAREL batch manufacturing suite located at our Science Center Campus in San Diego, California, and reduced our workforce accordingly. During the year ended December 31, 2025, we recognized $6.5 million of accelerated depreciation expense on fixed assets and reserved raw materials associated with this manufacturing suite that was recorded to cost of goods sold in the consolidated statement of operations.

Reconciliation of U.S. GAAP Net Income to Non-GAAP Net Income, U.S. GAAP Net Income Per Common Share to Non-GAAP Net Income Per Common Share and U.S. GAAP Weighted Average Diluted Common Shares Outstanding to Non-GAAP Weighted Average Diluted Common Shares Outstanding
(in thousands, except per share amounts)
(unaudited)

2025
GAAP Net Income	$7,034

Non-GAAP Adjustments:
Changes in the fair value of contingent consideration	(2,175)
Restructuring charges (1)	10,195
Acquisition-related expenses and key employee holdback (2)	6,315
Legal settlement (3)	7,000
Legal judgment and interest (4)	(28,348)
Impairment of acquired in-process research & development (IPR&D) (5)	25,866
Amortization of acquired intangible assets	57,288
Stock-based compensation	57,502
Net loss on investments	6,811
Loss on early extinguishment of debt	983
Amortization of debt discount	157
Tax impact of non-GAAP adjustments (6)	(26,329)
Total Non-GAAP adjustments	115,265

Non-GAAP Net Income	$122,299

GAAP basic and diluted net income per common share	$0.16

Non-GAAP basic net income per common share	$2.74
Non-GAAP diluted net income per common share	$2.65

Non-GAAP net income	$122,299
Interest expense on convertible senior notes, net of tax (7)	1,213
Non-GAAP net income used for diluted earnings per share (7)	$123,512

Weighted average common shares outstanding - basic	44,566
Weighted average common shares outstanding - diluted	45,042
Non-GAAP weighted average common shares outstanding - diluted (7)	46,696
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(1) In July 2025, as a result of improving manufacturing efficiencies for EXPAREL, we announced the decommissioning of our 45-liter EXPAREL batch manufacturing suite located at our Science Center Campus in San Diego, California, and reduced our workforce accordingly. During the year ended December 31, 2025, we recognized $6.5 million of accelerated depreciation expense on fixed assets and reserved raw materials associated with this manufacturing suite that was recorded to cost of goods sold in the consolidated statement of operations.
(2) In February 2025, we acquired the remaining 81% of GQ Bio Therapeutics GmbH (“GQ Bio”) that we did not already own. During the year ended December 31, 2025, we incurred acquisition-related expenses of $2.9 million, mainly related to third-party services and legal fees associated with the acquisition of GQ Bio, which were recorded to contingent consideration charges (gains), acquisition-related expenses, restructuring and other in the consolidated statement of operations. As part of the purchase agreement, $7.8 million of expense will be recognized and paid over three years pursuant to a key employee holdback agreement in increments of 50%, 30% and 20%, respectively, which resulted in $3.2 million recognized within research and development in the consolidated statement of operations for the year ended December 31, 2025. Also included are $0.2 million of one-time employee retention bonuses accrued, recorded to research and development in the consolidated statement of operations.
(3) We recognized $7.0 million of legal settlement costs during the year ended December 31, 2025 related to the settlement of patent infringement lawsuits against Fresenius Kabi USA, LLC, eVenus Pharmaceuticals Laboratories, Inc., and Jiangsu Hengrui Pharmaceuticals Co., Ltd. in recognition of our expected savings with respect to, among other things, the avoidance of fees, costs, time and resources associated with continuing the litigations.
(4) We recognized other operating income of $23.1 million during year ended December 31, 2025 upon receipt of a cash payment associated with a U.S. District Court issuing judgment declaring that the Research Development Foundation was required to repay us the royalties on EXPAREL sales that we previously paid under protest which was recorded to contingent consideration charges (gains), acquisition-related expenses, restructuring and other in the consolidated statement of operations. The Court also awarded us an additional payment of $5.2 million in statutory interest on those royalties that was recorded as interest income in the consolidated statement of operations.
(5) We recognized an impairment of $25.9 million during the year ended December 31, 2025 for an acquired IPR&D intangible asset related to ZILRETTA for the treatment of OA pain of the shoulder based on its previous carrying value of $33.9 million exceeding its current fair value of $8.0 million.
(6) The tax impact of non-GAAP adjustments is computed by: (i) applying the statutory tax rate to the income or expense adjusted items; (ii) applying a zero-tax rate to adjusted items where a valuation allowance exists; and (iii) excluding discrete tax benefits and expenses, primarily associated with stock-based compensation. For the year ended December 31, 2025, the non-GAAP effective income tax rate was approximately 23%.
(7) For the year ended December 31, 2025, the company’s 0.75% convertible senior notes due 2025 (“2025 Notes”) were excluded from diluted net income (loss) per common share on a GAAP basis as the impact was antidilutive. On a non-GAAP basis, these potential securities resulted in a dilutive impact on diluted net income per common share. The non-GAAP adjustments to diluted weighted average shares outstanding included the impact of the 2025 Notes as if they converted on the first day of the periods presented, which resulted in an additional 1.7 million common shares upon an assumed conversion and added back $1.2 million of interest expense, net of tax, to non-GAAP net income for the year ended December 31, 2025. The 2025 Notes matured on August 1, 2025 and were repaid in cash.

• • •

Investor Contact: Susan Mesco, (973) 451-4030 susan.mesco@pacira.com	Media Contact: Kim Hamilton, (973) 254-4644 kim.hamilton@pacira.com